Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES CONSULTING ARRANGEMENT
WITH CRAIG D. GATES

Spokane Valley, WA (June 20, 2024)—Key Tronic Corporation (Nasdaq: KTCC) today announced that, in connection with the previously disclosed retirement of Craig D. Gates, the Company’s President and Chief Executive Officer, Mr. Gates will transition to the role of technical advisor, effective June 30, 2024. In this role, Mr. Gates will provide technical advice to the Company and transition support to the Company’s new President and Chief Executive Officer, Brett R. Larsen. Mr. Gates will also continue as a member of the Company’s Board of Directors.

Mr. Gates stated, “I am delighted to be able to support the Key Tronic team as a technical advisor. I intend to remain invested in the Company by acting in my new role, continuing my service on the Board and maintaining my ownership of Key Tronic stock. The Company is well prepared for our upcoming leadership transition, and I look forward to watching Brett and his team lead Key Tronic forward.”

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China, and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic, visit: www.keytronic.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to, those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward-looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its leadership succession and strategic plans. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.